Exhibit 99.01

ASHTON WOODS HOMES

Host: Bob Salomon

October 16, 2006/2:00 p.m. EDT

ASHTON WOODS HOMES

October 16, 2006

2:00 p.m. EDT

Moderator

Ladies and gentlemen, thank you for standing by. Welcome to the Ashton Woods Homes’ First Quarter Fiscal Year 2007 Financial Results. For the conference all the participant lines are in a listen-only mode. However, there will be an opportunity for your questions and instructions will be given at that time. As a reminder today’s call is being recorded.

Presenting on the call is Mr. Tom Krobot, President and Chief Executive Officer and Mr. Bob Salomon, Chief Financial Officer. Mr. Salomon, please go ahead.

B. Salomon

Thank you. Statements made in this conference call regarding expected financial results and other future events should be considered forward-looking statements that are subject to various risks and uncertainties, which forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by and information currently available to management.

A variety of factors could cause actual results to differ materially from those anticipated. For a detailed discussion of these factors and other cautionary statements, please refer to our filings with the Securities and Exchange Commission, especially the risk factor section of our Form 10-K for the fiscal year ended May 31, 2006.

At this point I’d like to turn the call over to Tom.

T. Krobot

Thanks, Bob. Good afternoon and I want to thank all of you for joining us for our first quarter investor conference call. I’m joined here today by Bob Salomon, our CFO. We’re very pleased to report the financial results achieved during our first quarter ended August 31, 2006 as we earned

ASHTON WOODS HOMES

Host: Bob Salomon

October 16, 2006/2:00 p.m. EDT

$11.5 million in net income on total revenue of $156.6 million, which were both significant increases over the prior fiscal year’s first quarter.

Revenue and net income was driven primarily by the increase in home closings to 533 during the quarter, a 28.7% increase as compared to 414 home closings in the same period a year ago. Home closings increased in virtually every market, with the exception of Houston where we closed five fewer homes this quarter than the prior year’s first quarter.

A dramatic and significant decline in the market for new homes across much of the country has resulted, however, in a decline in net new home orders for the first quarter of fiscal year 2007 with 360 orders from 653 in the first quarter of the prior year. In our opinion the overall decline in our sales is due to the excessive supply of homes on the market driven by speculative inventory and liberal financing programs.

The catalyst for this inventory build up in our Phoenix and Florida markets was the unsustainable price increases that occurred over the last two years in these markets, which have now resulted in record cancellations. These markets will not recover until this excess inventory is sold off and the consumer feels confident that pricing in these markets has stabilized.

While our more stable markets – Houston, Dallas and Atlanta – have not experienced the pricing imbalances that we experienced in Phoenix and Florida we have seen a softening in these markets due to excessive speculative inventory being generated by public builders in Texas and the build up of used in small builders’ new inventory in Atlanta.

In addition to the above, prospective home buyers are taking more time making home buying decisions given concerns about the direction of home prices and, in many cases, are experiencing difficulty selling their existing homes. As a result, the demand for new homes has declined and the pace of cancellations has accelerated in the marketplace.

We experienced increases in cancellation rates as a result of these pressures in many of our markets, which we believe to be consistent with the overall trends in the marketplace. Our cancellation rate, traditionally in the 15% to 20% range was 35.9% in the first quarter. As a result of these factors unit backlog and the dollar value of that backlog has declined 1,076 orders representing $325.1 million in sales value, a 13.9% decline in orders from May 31, 2006 and a 14.4% decline in sales value as compared to May 31, 2006.

ASHTON WOODS HOMES

Host: Bob Salomon

October 16, 2006/2:00 p.m. EDT

We have responded to these pressures in the marketplace with increased sales incentives and reduced sales prices in an effort to maintain existing backlog and improving net new home order results. The increase in sales incentives has, and will continue to have, negative effects on our home gross margin. We are, however, re-negotiating labor and material prices and have achieved significant direct cost reductions that allow us to offer very competitive pricing in the marketplace. We have also reduced overhead levels in all of our divisions to more properly match our fixed costs with the realities of the slower marketplace for new homes, and we will continue to monitor our costs proactively moving forward.

Active communities are up slightly to 53 as of the end of the first quarter from 51 at the end of fiscal year 2006 in May. We had incremental growth in communities in Atlanta, eastern Orlando and Tampa offset by a slight decline in active communities in Dallas. We do not anticipate significant growth in community count in fiscal 2007 as we adjust to reduced demand for new homes in the marketplace.

We continue to manage our speculative inventory very closely. At the end of August, we had 57 completed unsold homes in inventory and a total of only 176 unsold homes under construction. In addition to the above, our inventory of land owned and controlled at the end of the quarter fiscal 2007 has increased slightly to just under three years’ supply based on the last 12 months of home closings, which we believe continues to be a very conservative inventory level. We only controlled 7400 lots at the end of the first quarter, which is up slightly from the end of fiscal year 2006, as we have invested in several communities on a select basis. We continue to tighten our land acquisition parameters accordingly to ensure that we maintain our conservative balance sheet and liquidity levels.

We remain committed to a conservative balance sheet, with ample liquidity to pursue opportunities as they present themselves and to provide for the continued growth of our operations as the market dictates. At this time, I’d like to turn the call over to Bob to go through our financial results in more detail.

B. Salomon

Thank you, Tom. Tom mentioned home closings for the first quarter of fiscal year 2007 increased 28.7% or 119 homes to 533 closings from 414 in the prior fiscal year’s first quarter as home closings increased in all of our operations, with the exception of Houston where we closed five fewer homes this year as compared to the prior year.

ASHTON WOODS HOMES

Host: Bob Salomon

October 16, 2006/2:00 p.m. EDT

Average sales prices increased overall by $23,000 per closing to $280,000 from $257,000 in the prior year’s first quarter. The increase was driven by the mix of closings being more heavily weighted towards homes closed in Phoenix, Orlando and Atlanta, where the company enjoyed more pricing power when the homes were originally sold. The increase in home closings and average sales price and the increase in land sales revenue resulted in an increase in total revenues of $156.6 million in the first quarter ended August 31, 2006 as compared to $106.9 million the prior year’s first fiscal quarter representing a 46.6% increase.

Gross margins on home closings declined 2% from 20.7% in the first quarter of fiscal year 2006 to 18.7% in the first quarter of fiscal year 2007 due to an increase in sales incentives and a recognition of $5.1 million in impairment losses on land owned, primarily in Phoenix and Tampa. The gross margin on our land sales during the first quarter of fiscal year 2007 was 62.2% on finished lots sold in Denver from our separate land development operation in that city.

Sales and marketing and G&A costs declined to 12.8% of total revenue in the first quarter of fiscal year 2007 as compared to 14.5% in the prior year’s first quarter. This decrease is directly related to our increased revenues during the first quarter, which were due to higher home closings offset by the continued investment in our start-up markets of Tampa and Denver and somewhat higher corporate expenses incurred to manage the larger organization.

Sales and marketing expenses of $9.2 million increased $1.5 million as compared to the first quarter in the prior fiscal year as a result of primarily the incremental costs associated with closing more homes this fiscal year, as compared to last year.

G&A expenses increased $2.5 million in the first quarter of fiscal year 2007 as compared to the prior fiscal year’s first quarter due to the costs associated with the start up of the new markets in Tampa and Denver, the continued growth of our existing markets and the increased corporate costs to manage the operation.

Net income for the first quarter of fiscal year 2007 improved to $11.5 million as compared to $6.1 million in the prior year as a result of the increased revenues associated with the increase in home closings offset by increases in SG&A expenses incurred during the year and the impairment loss of $5.1 million.

ASHTON WOODS HOMES

Host: Bob Salomon

October 16, 2006/2:00 p.m. EDT

Our financial position remains strong with significant liquidity to withstand the downturn in our industry and to capitalize on opportunistic land purchases or growth initiatives that may present themselves in the future. Work in process at the end of August consisted primarily of 786 sold homes under construction, 176 specs under construction, of which 57 are completed, and 115 model homes.

As Tom mentioned, we own and control 7400 lots, which is just under a three year supply based on the last twelve months’ closings, of which only 2.3 years of land is actually owned and recorded on our balance sheet. We believe this to be a conservative inventory level, given the dramatic decline in the markets for new home sales.

Historically, we have always maintained a conservative inventory level targeting no more than two to three years of land in any single subdivision, and we expect to continue this policy. We will continue to evaluate all our land holdings very closely to ensure that we do not exceed our desired three to four year land supply.

Our debt to capitalization ratio was 52.2% at the end of August 2006, a slight increase compared to the end of the prior fiscal year at which time it was 51.5%. We anticipate maintaining our leverage parameters in the mid-50% range, which is consistent with our prior guidance. We have liquidity under our own secured revolver of $204.1 million at the end of August, net of letters of credit.

That concludes my prepared remarks and we’d like to open the call up for any questions that you may have.

Moderator	We first go to the line of Robert Manowitz with UBS. Please go ahead.

R. Manowitz	Hello, good afternoon. I was wondering, on the land sales, you mentioned Denver and it sounds like the bulk of it came from Denver. Did you sell land in any other regions?

B. Salomon	No, just all Denver.

R. Manowitz	And what do you expect over the next couple of quarters from the Denver operations?

B. Salomon	Minimal; minimal land sales for the remainder of this fiscal year.

ASHTON WOODS HOMES

Host: Bob Salomon

October 16, 2006/2:00 p.m. EDT

R. Manowitz	Okay. Then, looking at land slightly differently, what would you expect your land budget to be for ’07?

B. Salomon	I think, Rob, I don’t know that we’ve ever given out exact projected land budgets, but it’s a pretty fair statement to say that it will be a good bit less than the prior year.

R. Manowitz	Okay. Maybe I could ask it slightly differently; as you think about the year ’07, do you see a free cash flow position? Are you closer to sort of a neutral cash flow position for ’07?

B. Salomon

I think that we will be in a similar position to this year although we’ll be closer to neutral. You know, as you start developing land you’re not really going to turn that spigot off immediately so even if we were to discontinue 100% of our land purchases, which we wouldn’t do, there still will be development costs that will be incurred going forward, but I think that we’ll still be using cash in our inventory of operations going forward, but probably at a reduced rate than the prior year.

T. Krobot

Rob, this is Tom Krobot. Just want to clarify Bob’s comments; we’re taking very, very hard looks at land today. Any new land purchases that we would contemplate, we would expect them to provide us with an acceptable return based on today’s market conditions and when you’re in areas like Florida or in Arizona, as an example, that would require, in order for us to purchase any land in those areas, but those land prices would really need to come down significantly.

We are very opportunistic, we’re very entrepreneurial; however, we have a very conservative land position and we’re taking a very, very hard look at any new land purchases and, again, we’re pricing them to today’s market, which in almost every case would either mean a flat land price over the last two to three years or a significant decrease going forward.

R. Manowitz

Right, and, Tom, you’ve talked in the past about waiting for the market to turn and then using that as an opportunity, perhaps, to expand organically into some of the markets you’re not in; I think you’ve mentioned Southern California as one of the markets that might be interesting to you down the road, but based on your first set of comments, that’s just not your fiscal ’07 event, is that fair to say?

T. Krobot	That would be hard to say; I wouldn’t want to say yes or no. Again, we’re very opportunistic. We think there might be opportunities out there, Rob,

ASHTON WOODS HOMES

Host: Bob Salomon

October 16, 2006/2:00 p.m. EDT

with small builders in what we would consider to be good markets that we might be able to put something together with. Again, a lot of that would depend upon when they purchased their land, what their cash flow position was before we consider any type of an acquisition.

One of the risks, I think, one has today in buying a company if, in fact, the company bought land at the high end of the market it could very well be that that land is under water and whatever the book value of that company might be on paper, it might be overstated. So, again, we would not want to say no. We are very entrepreneurial, but we’re also very realistic in terms of what the condition of the market is and I don’t think the valuations today of a multiple of EBITDA or a multiple of book would be.

What we would use in any acquisition, we would look at each individual land parcel that that builder had under control or contract and run the pro forma in that manner. And there might be some opportunities. There might be someone out there who is a small builder signing personally on notes that doesn’t want that liability anymore. If it was the right market at the right price, we’d probably take a look at it.

R. Manowitz

Right. Then my last question is just on sort of the monthly trends and the magnitude of incentives; if you maybe could walk us through sort of the latter portion of your August quarter and then maybe talk a little bit about the direction of the order trends in September and October and then add on to that any commentary with regards to incentives.

T. Krobot

I think, Rob, as the quarter progressed the market in some areas continued to deepen and slow. I think as we progressed through the quarter our incentives increased somewhat and have continued to increase into the second quarter. Most of the markets continue to be pretty slow, and we expect that to continue into the near future.

R. Manowitz	And in terms of the magnitude of the incentives, how would you categorize that as a percentage of the sales price?

T. Krobot

It really depends by subdivision, Rob. Some of the subdivisions in some of the markets are very minimal, 1% or 2% and some go as high as 5%. It just depends on either within the markets in Florida or Phoenix, it varies quite significantly.

ASHTON WOODS HOMES

Host: Bob Salomon

October 16, 2006/2:00 p.m. EDT

R. Manowitz

Excellent. Well, I’m going to sneak in one last question, even though I said my last one was the last. Any update on distributions or were there any distributions above and beyond the tax requirements in the quarter?

T. Krobot	I believe that all the distributions that we had in the first quarter were tax related.

R. Manowitz	Excellent. Thanks very much, guys.

Moderator	Our next questions are from the line of Andrew Ebersole with Sentinel Asset Management. Please go ahead.

A. Ebersole

Good afternoon; I have several questions. First, regarding Denver, you mentioned that when you’re speaking to Denver that you expected minimal land sales through the rest of the fiscal year; was that just relating to Denver or is that across all your markets?

T. Krobot	Well, the answer to the question was specifically related to Denver, but I think that’s a pretty fair statement across all markets as well.

A. Ebersole	Okay. And regarding impaired land, can you talk about when that land was purchased and what markets where it was impaired?

T. Krobot	The impairments were recorded primarily in Phoenix and Tampa. As we don’t maintain any long land supplies all this land that was impaired was purchased within the last 18 months I believe.

A. Ebersole	And can you talk a little bit about the outlook for the possibility of future impairments and what markets are most vulnerable?

T. Krobot

Well, Andy, I think you know the accounting policies that the FASB had dictated relative to impairments and on a quarterly basis we analyze all of our land holdings based on what’s going on in the market, what the sales were in that quarter along with what we perceive the future sales absorptions to be and we analyze those every quarter. We’ll continue to do so. I can’t tell you that there will be no impairments in the second, third, fourth quarters, but I can tell you that they will be analyzed very conservatively every quarter, and if land is impaired we will take the write downs at the appropriate times.

A. Ebersole	Regarding cancellation rates, can you talk a little bit about to what extent rates varied in your different markets, cancellation rates?

ASHTON WOODS HOMES

Host: Bob Salomon

October 16, 2006/2:00 p.m. EDT

T. Krobot

I think I can do that, Andrew. Obviously, our highest rates of cancellation have occurred in the Phoenix market. Now what’s ironic about that is that we had a no investor clause in our contracts that was pretty tough. We indicated that you really couldn’t sell your home for a period of two years unless you had some form of a hardship, job transfer, whatever.

But in spite of that we, obviously, had people come in who were investors who, I hate to use the term lied, but it’s probably the reality; bought homes and as the market deteriorated these people, in most cases, left anywhere from $20,000 to $30,000 in money on the table, and the Florida markets and the Arizona markets had the most unsustainable levels of appreciation over the last couple of years and that level of appreciation drove a phenomenal level of investor sales. Many of these investors all tried to get out of the door at the same time, which resulted in a large number of cancellations.

Some of the other cancellations that are occurring are really a result of increases in interest rates and underwriting standards. You know, your ARMs comparing them to a year ago are up almost, 95, 96 basis points; your 30 year fixed rates are up about 65 basis points and more importantly, I think, some of your more exotic underwriting instruments have been reined in, and we’re seeing some people who are struggling attempting to get a loan approval.

A. Ebersole

Okay. Can you talk a little bit more about the Atlanta market and the issue of build up and used in small builder inventory; can you maybe describe when that build up started to occur and what the outlook for that is? Do you think that’s going to be short-lived or is that something that you think is going to take a while to work through?

T. Krobot

Well, Atlanta is an anomaly as it relates to big cities. Atlanta has the smallest percentage of major builder market share of any market in the country and yet it is the largest, or has been one of the largest home building markets in the country; I think Phoenix a couple of years ago became number one, normally somewhere between 60,000, 70,000 permits a year.

But this market is really dominated by small pick up truck builders; they’re not the most sophisticated people and we do have small builders who do 200, 300 units a year who have maybe extended themselves. Some people out there with such small operations have as many as 100,

ASHTON WOODS HOMES

Host: Bob Salomon

October 16, 2006/2:00 p.m. EDT

maybe 125 specs on the market and they really got caught with a lot of inventory.

Our land positions are very, very good. We’re known for having what we consider to be A or B+ locations so we’re less affected, but there’s no question that there are a significant number of new homes on the market, not primarily by the publicly traded builders, but much more so the small pick up truck builder, and we’ve seen an increase in listings. I believe the MLS listings are in excess of 92,000 in Atlanta, which is up 15,000 to 20,000 units over its low and there’s a market correction going on due to an excess amount of supply.

Now, Atlanta is a market where pricing has only gone up about 4.5% to 5% over the last four to five years; Phoenix the year before last had I believe over 35% appreciation and Florida in general had 25% to 30%. So you don’t see a lot of investor sales in Atlanta, but the market was very good; rates were, again, at a very, very low level and there were aggressive underwriting guidelines utilized by a lot of mortgage companies, which, for whatever combination of reasons put some inventory on the ground.

That excess inventory has come to an abrupt halt; you’re seeing your lenders on construction loans pull that money back in and these builders really need just to absorb some of that inventory. Some of the smaller builders are in trouble and they might not survive the downturn. If you’re only doing 300 units a year and you have 100 specs on the ground, you’re in some serious trouble.

A. Ebersole

Okay. I’d like to talk a little bit more about the potential for a working capital source for you guys over the near term; I guess you guys have indicated that the performance deteriorated or the demand, however you want to characterize it, through the first quarter and going into the second quarter and in light of that and in light of the fact that you guys are already at about your three years of controlled land, why wouldn’t we see more of a working capital benefit over the second half of this year to the extent that you do pull back on your land purchases in light of this environment that’s still kind of uncertain?

B. Salomon

Well, remember, Andy, predominantly the land that we buy is raw. Once you start the land development process it’s pretty hard to pull that back so we will continue to incur land development costs. In some cases we have rolling options take downs where the subdivision continues to operate at a

ASHTON WOODS HOMES

Host: Bob Salomon

October 16, 2006/2:00 p.m. EDT

pretty nice clip, and we’ll continue to buy lots. We only own one piece of land in Denver today for our building operation; we need to continue to build that operation. We’re being very selective, however, we do anticipate that we will purchase land in Denver. Atlanta has slowed down; Texas has slowed down somewhat; however, where we feel there are opportunities we’re going to plan to make those right purchases.

I don’t think I could tell you today in good conscience that we’re going to turn cash flow positive from an inventory basis next quarter or the quarter after, or the quarter after because we won’t buy land. I can’t tell you that we won’t buy land. I can tell you that we will be closer to a cash flow positive than we have in the past just by given what Tom has said about land acquisitions; however, we’re going to continue to incur costs as we develop the land that we have today and take down lands that we do have under option that we feel are still very good performing subdivisions.

A. Ebersole

Is it possible to give a number of what your development costs will be over the next 12 months given what you guys already have in the hopper so to speak, just so I can have a sense of what kind of cash you’re going to be using to finish the development of already purchased land?

B. Salomon	I don’t have that right now, Andy. I think that would be getting into the area of providing a little bit more guidance than we have provided in the past.

A. Ebersole	Is there any general metric that I can use to kind of back into that in some fashion, just in a general way?

B. Salomon

It depends on the city; development costs in Texas can be average somewhere around $10,000 a lot and they can be higher in other cities, depending on topography. So it really depends; it also depends on the permitting fees, development fees, school fees that are charged per city. So it’s a pretty difficult number to give you.

A. Ebersole	Okay. Then, just lastly I think you guys mentioned this briefly, but I missed it in your conversation just a bit ago; what percent of your controlled lots are owned?

B. Salomon	I believe the number was 2.3 years.

A. Ebersole	But I mean of your controlled lots, how much are owned as opposed to how much are optioned?

ASHTON WOODS HOMES

Host: Bob Salomon

October 16, 2006/2:00 p.m. EDT

B. Salomon	About 59, still in excess of 5,000 lots.

A. Ebersole	Are owned?

B. Salomon	Owned.

A. Ebersole	Okay. Thanks very much.

Moderator	Next from the line of Lee Brading with Wachovia. Please go ahead.

L. Brading

I think I’ll stick with the common theme here of land. I wanted to touch base with regard to land this past quarter. If I look on the balance sheet from May 31 to August 31, I guess the land and land in development went up about $18 million. Was that development or was that actually raw land that you guys are purchasing here in the quarter?

B. Salomon	Yes.

L. Brading	Sorry?

B. Salomon	Both.

L. Brading	Both?

B. Salomon	Both.

L. Brading	I mean, is the majority of that development?

B. Salomon	It would probably the majority of it may have been new purchases, but there were certainly development costs incurred during the quarter.

L. Brading	And where are you guys doing those new purchases?

B. Salomon	Primarily it was Texas and Atlanta.

L. Brading

Okay. And just talking about Texas you’ve talked about seeing some weakness in Texas, but when I look at Houston versus Dallas it still looks like Houston based on orders and trends there looks pretty healthy, especially relative to Dallas. I was wondering if you could just comment a little bit on that.

ASHTON WOODS HOMES

Host: Bob Salomon

October 16, 2006/2:00 p.m. EDT

B. Salomon

We can. We had very, very strong sales through the end of September in Houston and we’re seeing some softening in sales in October, and we think we have a pretty good feel for the market. I don’t think that if our sales are off, I don’t think that the rest of the market sales aren’t off also. So we’re a little bit puzzled by it.

But if you look at what has happened in the slow down from our perspective and we’re not, obviously, on the east and west coasts, but we saw a slow down that started in Phoenix, then spread to Florida while the rest of the markets in Texas and Atlanta were in very, very sound condition. We then saw most recently we saw Dallas slow down a little bit, but Houston and Atlanta were still pretty good.

Then we saw Houston slow down here recently. I think one of the areas, Lee, that is having a very detrimental impact on our industry is the tremendous negativity that is in the press. And I’m not criticizing the press, but I don’t think there are many publications that you can pick up today that are not talking about this terrible debacle in the home building industry. I believe there are people out there who would like to buy a home today that are somewhat confused, they’re concerned that they might be making a poor purchase today because prices might lower tomorrow and that negativity, which is national, from a publication from USA Today to the Wall Street Journal, that people have access to I think has caused some of the slow down. If you look at the Houston economy it’s still, the Houston economy, 50% of it is still driven by oil and at $58 a barrel the Houston economy is smoking. There is very low unemployment in Houston. We have a very, very good stock market. Depreciation has been 4% to 5% in Houston and hasn’t been the excesses that we’ve seen in Arizona and Florida, yet in spite of that the market is slowing down.

I do believe that some of that slow down is due to negative perception by the public that housing is not a good investment for them. So, to answer your question we have seen some slow down in Atlanta and we’ve some them in Houston, and they were the last two markets that in our opinion were not affected at all by a slow down in sales.

L. Brading

Okay, thank you. Then on cycle times, have you been able to improve that, I guess, with the excess supply of labor, kind of what I gathered and I look at your backlog conversions, those seem up, especially when you look at historical; when I’m looking at that it’s just deliveries divided by the backlog at the end of the previous quarter.

ASHTON WOODS HOMES

Host: Bob Salomon

October 16, 2006/2:00 p.m. EDT

B. Salomon

I think that we’ve always had good cycle times in Atlanta and in Texas. We have seen a tremendous decrease in Phoenix. I think the Phoenix contractor market was greatly over-strained and that’s not the case anymore, so cycle times are down significantly in Arizona and they’re down moderately from what we’ve seen in Florida. We really never had issues with cycle time, I don’t think, in Texas or in Atlanta, Georgia.

L. Brading	Okay, and then on the impairment, I guess it was 5.1 and mostly in Phoenix and Tampa; did you have write offs as well in regards to options?

B. Salomon	No, we did not have any options; this was all related to land that we own.

L. Brading	Okay, now is this land, communities that you guys were getting ready to start? I was just kind of curious on the stage those communities are; are they communities you’re already in?

T. Krobot

Well, let me explain Phoenix to you because it’s different than Tampa. We don’t own any subdivision land in Phoenix. We’re in all the master plan communities in Phoenix, and I think we’re in the best master plans in Phoenix, Arizona. But we had commitments from the master plan developers to purchase a number of what I would call super pads or pods with other builders in those communities.

The only two pieces of land that we bought last year or committed to buy last year in Phoenix were in two of the largest master plan communities in Phoenix. The decision that we made at the time we bought those lots and this was, again, pretty close to the peak of the market, we did not feel comfortable.

And they were very small lot positions; one was 48 lots and I think the other one was 70 or 80. We were comfortable with the pricing, but at that time if we had made the decision not to purchase those lots, we probably would have been asked to leave those master plan communities, most of whom have in excess of 1500 lots.

We took a long-term approach; the next batch of lots that comes out of these communities will be significantly less in terms of price, and we’ve made a conscious decision from a long-term perspective of going ahead with those contracts and in those subdivisions we’ve taken some impairment reserves because the market has come off pretty dramatically in Phoenix.

ASHTON WOODS HOMES

Host: Bob Salomon

October 16, 2006/2:00 p.m. EDT

It’s a different story in Tampa; the start up in Tampa, again, very small lot positions. But, again, you go into a city that’s very, very hot; you’re the new guy on the block, and you buy a market and the market moves significantly lower, and you end up with some impairments. So it’s a different story in both markets. One was a raw land purchase in Tampa; the other was a purchase in an established master plan by some of the biggest developers in town.

L. Brading	Thank you. Then, Bob, I guess will the Q be out in the next day or so?

B. Salomon	It should be out at Edgar right now.

L. Brading	Okay, great. Thanks very much.

Moderator	Next from the line of Ruben Kliksberg with Redwood Capital. Please go ahead.

R. Kliksberg

Thank you. A couple of quick questions here. Just for instance, in Phoenix; can you give us a feel for the gross versus the net sales? I see the net sales, but how are the gross sales’ levels? I realize there were a lot of cancellations, but maybe you can give us some sense of that.

B. Salomon	We have not provided cancellation rates on a per city basis historically, but as Tom mentioned earlier the cancellation rate was higher in Phoenix and Florida than it was in our other markets.

T. Krobot

I will tell you, Ruben, in the last several months our net sales are positive and I don’t want to get into specific numbers, but there are many builders in Phoenix whose net sales are negative; our net sales have turned the corner. They are positive, and we are gaining traction in Phoenix. We’ve been very aggressive, though, with pricing in our communities and, again, we’re in a very, very good land position.

R. Kliksberg	How long will it take until we see the last wave of investor cancellations backing out? Will that be another three months or so?

T. Krobot

As far as we’re concerned I think we’re over the top, to be frank with you, in Phoenix. I think we’ve worked through that. Now there is a significant amount of new unsold inventory in the marketplace in Phoenix. Several months ago the last number I saw, there were something like 20,000 new, unlived in investor owned homes in the market in Phoenix, plus thousands of speculative homes that builders have due to cancellations. And we’re

ASHTON WOODS HOMES

Host: Bob Salomon

October 16, 2006/2:00 p.m. EDT

positive; our sales are positive and I think as far as we’re concerned, we’ve taken the steps necessary to bring in housing at the right pricing in the marketplace.

And I can’t tell you that some won’t come to a closing table tomorrow, but we’ve worked very hard to flush those people out of our system, and we’ve seen very, very positive results in the last couple of months in Phoenix.

R. Kliksberg	Can you comment on how many homes, how many currently finished homes you have now?

T. Krobot

Well, I think Bob talked earlier; we have 57 specs that are finished. And a lot of these are condominiums, to be frank with you, or town homes, that you start an eight unit building and you have five sales, you end up with three specs. But we have, I think, one of the lowest; we have 176 unsold homes total, in every operation. I would challenge any builder of our size to come up with a number less than that. There are builders that have ten times that number of specs in one market based on information that I have.

R. Kliksberg	No, that’s not so bad.

M

Hi, this is... because Ruben Kliksberg here, we’re both with Redwood. A couple more questions. The first do you see, in the last call we discussed and you mentioned that you saw that in many of the markets, the land markets there was a huge... spread so people haven’t, especially sellers haven’t realized to a certain extent that they had to a certain extent to lower land, they needed to sell it. Have you seen a change in that dynamic?

T. Krobot	Jonathan, I’m not sure I understood your question. Could you rephrase it?

Jonathan

Absolutely. On the last call three months ago, you mentioned that in some of your markets you saw a significant difference between what buyers wanted to pay and sellers wanted to sell the land for; you know, that sellers still hadn’t realized it’s a different world so you’ve got to decrease prices to a certain extent. So there were many transactions going on. Have you seen a change in that dynamic?

T. Krobot	Not really. Jonathan, unfortunately the last thing that ever comes down is land for whatever the reason. What we’ve seen the publics do, some of

ASHTON WOODS HOMES

Host: Bob Salomon

October 16, 2006/2:00 p.m. EDT

whom have seven, eight, ten years worth of land, we’re seeing them take phenomenal write offs rather than sell the land at today’s market price.

As it relates to individual sellers, and there is a lot of land for sale by publics, but in our opinion and to use Phoenix as an example, the last time we checked there were somewhere between 75 and 100 publicly traded land deals in the market in Phoenix. We looked at all of them, or most of them, and we don’t think that that land is priced today at a number that allows you to make what we would consider to be a reasonable profit.

Now what we see the publics doing, they’re just taking massive write downs, $50 million or $100 million or whatever a quarter. As it relates to individual sellers there are individuals out there who’ve gotten a lot of land deals back. They might have been under contract from a builder, the builder has given up his deposit or walked during the due diligence period and we’re seeing some reduction in pricing with them. But it still is not at the level we think it needs to be.

But that, based on my experience, is pretty common in a cycle like this; it’s always the last thing to go down. There will always be someone out there, Jonathan, who for whatever the reason needs to sell or thinks that they have a better use of their capital by getting rid of the land. A lot of land deals on the market; we think that it’s still not the right time to buy in most cases. We think it’s still got to come down a little bit more and we’re being opportunistic and we’re also asking for turns from people and we’re getting that, where people are giving us options on land, we’re buying a portion; we have options down the road. Or they’re willing to delay the take ons two or three years out in advance.

Jonathan

I hear you. The very last question, you have a $200 million capacity in your revolver, you’re paying LIBOR plus about a hundred basis points there and your bonds are trading at significant discount and you pay a 9.5% coupon there. Would you consider buying back some bonds in the market?

B. Salomon

We’ve talked about it very briefly, however I don’t know that it’s a huge focus. If it’s something that would work out for us from an equity neutral standpoint we might consider it, but at this point we haven’t spent a lot of time looking at it.

Jonathan	Okay. Thank you very much.

Moderator	Gentlemen, no further questions in queue.

ASHTON WOODS HOMES

Host: Bob Salomon

October 16, 2006/2:00 p.m. EDT

B. Salomon	Thank you very much for attending the conference call and we’ll see you all next quarter.

Moderator

Ladies and gentlemen, this conference is available for replay. It starts today at 5:30 p.m. eastern and lasts until October 23rd at midnight. You may access the replay at any time by dialing 1-800-475-6701 and entering the access code 844426. That does conclude your conference for today. We thank you for your participation. You may now disconnect.